UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2014

CEC ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Kansas	1-13687	48-0905805
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4441 West Airport Freeway, Irving, Texas	75062
(Address of principal executive offices)	(Zip Code)

(972) 258-8507

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

This current report on Form 8-K is being filed in connection with the completion on February 14, 2014 of the transactions contemplated by the Agreement and Plan of Merger, dated as of January 15, 2014 (the “Merger Agreement”), among Q Merger Sub Inc. (the “Offeror” or “Merger Sub”), a Kansas corporation, Queso Holdings Inc., a Delaware corporation (“Parent”) and the sole shareholder of Merger Sub, and CEC Entertainment, Inc., a Kansas corporation (the “Company”), pursuant to which Parent and Merger Sub agreed to make a tender offer (the “Offer”) for all of the outstanding shares of common stock, par value $0.10 per share, of the Company (the “Common Stock”) and any associated rights (“Rights”) issued pursuant to the Rights Agreement, dated January 15, 2014, between the Company and Computershare Trust Company, N.A., as rights agent (each share of Common Stock and any associated Rights are referred to herein as a “Share”) at a price of $54.00 per Share, net to the seller in cash, without interest (the “Offer Price”).

Item 1.01.	Entry into a Material Definitive Agreement.

1.	Senior Secured Credit Facilities

General

On February, 14, 2014, in connection with the Merger (as defined below), the Company entered into a credit agreement and related security and other agreements with Deutsche Bank AG New York Branch, as administrative agent, that provides senior secured financing (the “Senior Facilities”) of up to $910 million, consisting of (a) a term loan facility in an aggregate principal amount of $760 million, with a maturity of seven years; and (b) a revolving credit facility in an aggregate principal amount of up to $150 million, with a maturity of five years, which includes both a letter of credit sub-facility and a swingline loan sub-facility. In addition, the Company may request one or more incremental term loan facilities and/or increase commitments under the revolving facility in an aggregate amount of up to the sum of (x) $200 million plus (y) an additional amount if the Company attains certain leverage ratios, subject to certain conditions and receipt of commitments by existing or additional lenders.

Proceeds of the term loans drawn on the closing date, together with proceeds from the bridge loan (as described below) and equity contribution from AP VIII Queso Holdings, L.P. (“Holdings Partnership”), were used to fund the Offer (as defined below), to pay related fees and expenses and to issue certain letters of credit on the closing date of the Merger. The revolving facility was undrawn as of the closing date of the Merger.

Interest Rates and Fees

Borrowings under the Senior Facilities bear interest at a rate equal to, at the option of the Company, either (a) a LIBOR rate determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a 1.00% floor in the case of term loans or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate of Deutsche Bank AG New York Branch and (iii) the one-month adjusted LIBOR plus 1.00%, in each case plus an applicable margin. The initial applicable margin for borrowings is 3.25% with respect to LIBOR borrowings and 2.25% with respect to base rate borrowings under the term loan facility and the revolving credit facility and swingline borrowings under the revolving credit facility. The applicable margin for borrowings under the term loan facility and the revolving credit facility may be reduced if the Company attains certain leverage ratios.

In addition to paying interest on outstanding principal under the Senior Facilities, the Company is required to pay a commitment fee of 0.50% per annum to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The applicable commitment fee under the revolving credit facility may be reduced if the Company attains a certain leverage ratio. The Company is also required to pay customary agency fees as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for LIBOR rate borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges, and a fronting fee computed at a rate equal to 0.125% per annum on the daily stated amount of each letter of credit.

Amortization and Prepayments

The term loan will require scheduled quarterly payments in annual amounts equal to 1.00% of the original principal amount of the term loan for six years and three quarters, with the balance paid at maturity. In addition, the Company is required to prepay outstanding term loan borrowings, subject to certain exceptions, with:

•	25% (which percentage will be reduced to 0% if the Company attains a certain leverage ratio) of the Company’s annual excess cash flow (as defined under the Senior Facilities);

•	100% (which percentage will be reduced if the Company attains certain leverage ratios) of the net cash proceeds of all non-ordinary course asset sales, other dispositions of property or certain casualty events, in each case subject to certain exceptions and provided that the Company may (a) reinvest within 12 months or (b) commit to reinvest those proceeds and so reinvest such proceeds within 18 months in assets to be used in its business, or certain other permitted investments; and

•	100% of the net cash proceeds of any issuance or incurrence of debt, other than proceeds from debt permitted under the Senior Facilities.

The Company may voluntarily repay outstanding loans under the Senior Facilities at any time, without prepayment premium or penalty except in connection with a repricing event as described below, subject to customary “breakage” costs with respect to LIBOR rate loans.

Any refinancing through the issuance or repricing amendment of any debt that results in a repricing event applicable to the term loans resulting in a lower yield occurring at any time during the first six months after the closing date of the Merger will be accompanied by a 1.00% prepayment premium or fee, as applicable.

Collateral and Guarantors

All obligations under the Senior Facilities are unconditionally guaranteed by Parent (as defined below) on a limited-recourse basis and each of the Company’s existing and future direct and indirect material, wholly owned domestic subsidiaries, subject to certain exceptions. The obligations are secured by a pledge of the Company’s capital stock and substantially all of the Company’s assets and those of each subsidiary guarantor, including capital stock of the subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to certain exceptions. Such security interests will consist of a first-priority lien with respect to the collateral.

Restrictive Covenants and Other Matters

The revolving credit facility requires that the Company, subject to a testing threshold, comply on a quarterly basis with a maximum first lien net senior secured leverage ratio not to exceed an agreed level, starting with the fiscal quarter ending June 30, 2014. The testing threshold will be satisfied at any time at which the sum of outstanding revolving credit facility loans and swingline loans exceeds a certain amount of the outstanding commitments under the revolving credit facility at such time.

The Senior Facilities contain certain customary affirmative covenants and events of default. The negative covenants in the Senior Facilities include, among other things, limitations (none of which are absolute) on the ability of the Company and its restricted subsidiaries to: (i) incur additional debt or issue certain preferred shares; (ii) create liens on certain assets; (iii) make certain loans or investments (including acquisitions); (iv) pay dividends on or make distributions in respect of its capital stock or make other restricted payments; (v) consolidate, merge, sell or otherwise dispose of all or substantially all of the assets; (vi) sell assets; (vii) enter into certain transactions with affiliates; (viii) enter into sale-leaseback transactions; (ix) change the lines of business; (x) restrict dividends from their subsidiaries or restrict liens; (xi) change the Company’s fiscal year; and (xii) modify the terms of certain debt or organizational agreements.

Certain Relationships

The lenders and their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for the Company and its affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses. Affiliates of one or more of the lenders acted as lenders and/or agents under, and as consideration therefore received customary fees and expenses in connection with, the Senior Facilities. Affiliates of the joint lead arrangers and joint bookrunners acted as lenders and joint bookrunners under the Interim Loan Agreement (as defined below).

2.	Senior Unsecured Interim Loan Agreement

General

On February 14, 2014, in connection with the Merger, the Company entered into a senior unsecured interim loan agreement with Credit Suisse AG, as administrative agent, and the lenders party thereto (the “Interim Loan Agreement”) providing for approximately $248.5 million of senior unsecured interim loans with an initial term of one year.

If any borrowings under the Interim Loan Agreement remain outstanding after the first anniversary (the “Rollover Date”) of the closing of the Interim Loan Agreement, any senior unsecured interim loan that has not been previously repaid in full will be automatically converted into a senior unsecured term loan. Each such senior unsecured term loan shall have a maturity date that shall occur on the eighth anniversary of the closing of the Interim Loan Agreement. The lenders of the senior unsecured term loans will have the option at any time and from time to time to exchange such senior unsecured term loans for the senior unsecured notes (the “Senior Exchange Notes”) which the Company will issue under a senior unsecured notes indenture. The Senior Exchange Notes will mature contemporaneously with the senior unsecured term loans. Holders of the Senior Exchange Notes will have customary registration rights.

Interest Rates

Subject to specific caps, borrowings under the Interim Loan Agreement for the first three-month period from the closing of the Interim Loan Agreement bear interest at a rate equal to, at the option of the Company, either (a) a base rate plus a margin of 575 basis points or (b) a LIBOR rate, subject to a 1.00% floor, plus a margin of 675 basis points. Interest for the three-month period commencing at the end of the initial three-month period, subject to specified caps, shall be payable at the then-prevailing base rate or LIBOR rate plus (1) the initial margin plus (2) 50 basis points. Thereafter, subject to specified caps, interest will be increased by an additional 50 basis points at the beginning of each three-month period subsequent to the initial three-month period, for so long as the senior unsecured interim loans are outstanding.

Prepayments and Redemptions

Until the Rollover Date, the Company is required to prepay outstanding senior unsecured interim loans with the net proceeds of refinancing debt, including from an offering of senior notes issued after the closing of the Interim Loan Agreement. The Company is required to make an offer to repay loans under the Interim Loan Agreement and, following the Rollover Date, repurchase any Senior Exchange Notes, with net proceeds from specified asset sales, subject to the Company’s obligations under its Senior Facilities described above and certain reinvestment rights. In addition, upon the occurrence of a change of control, after any payments required to repay the Senior Facilities described above, the Company is required to repay loans (prior to the Rollover Date) and, after the Rollover Date, make an offer to repay loans and, if issued, to repurchase the Senior Exchange Notes. The Company may voluntarily repay outstanding loans under the Interim Loan Agreement, in whole or in part, at its option at any time upon three business-days’ prior notice, at par plus accrued and unpaid interest and subject to, in the case of loans based on LIBOR interest rates, customary “breakage” costs with respect to such LIBOR loans; provided that the Company shall not be required to pay such customary “breakage” costs with respect to LIBOR loans if the Company repays any such outstanding LIBOR loans within the three-month period following the closing of the Interim Loan Agreement.

After February 14, 2017, the Senior Exchange Notes will be callable at par plus accrued interest plus a premium equal to three quarters of the coupon on such Senior Exchange Notes, which premium shall decline ratably on each yearly anniversary of February 14, 2017 to zero on February 14, 2020 and thereafter. The Senior Exchange Notes will also be subject to equity clawback and make-whole redemption provisions.

Guarantees

All obligations under the Interim Loan Agreement are and, if the Senior Exchange Notes are issued, the senior unsecured notes indenture governing such notes will be, jointly and severally guaranteed on a senior basis by each of the direct or indirect wholly owned domestic subsidiaries of the Company that guarantee the Senior Facilities described above.

Restrictive Covenants and Other Matters

The Interim Loan Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company and its restricted subsidiaries to: (i) incur additional debt or issue certain preferred shares; (ii) create liens on certain assets; (iii) make certain loans or investments (including acquisitions); (iv) pay dividends on or make distributions in respect of its capital stock or make other restricted payments; (v) consolidate, merge, sell or otherwise dispose of all or substantially all of the assets; (vi) sell assets; (vii) enter into certain transactions with affiliates; and (viii) restrict dividends from their subsidiaries or restrict liens. The Interim Loan Agreement also contains certain customary events of default.

Item 1.02.	Termination of Material Definitive Agreement.

On February 14, 2014, pursuant to the completion of the Merger, CEC Entertainment Concepts, L.P., a wholly owned subsidiary of the Company, terminated the Third Amended and Restated Credit Agreement dated October 28, 2011 (the “Existing Credit Agreement”), among the Company, as a guarantor, CEC Entertainment Concepts, L.P., as borrower, Bank of America, N.A., as administrative agent, and each other lender party thereto.

The Existing Credit Agreement provided for up to $500 million in revolver borrowings, maturing on October 28, 2016, and bore interest based on the Company’s leverage ratio. As of February 14, 2014, the aggregate outstanding principal amount of loans under the Existing Credit Agreement was $348 million. Early termination of the Existing Credit Agreement did not trigger any early termination fees, and required repayment of approximately $348.3 million in respect of principal, accrued interest and other fees.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously disclosed, on January 15, 2014, Merger Sub, Parent and the Company entered into the Merger Agreement, pursuant to which Parent and Merger Sub agreed to make the Offer for all of the outstanding shares of Common Stock and any associated Rights at the Offer Price. The Offer was subject to the terms and conditions set forth in the Offer to Purchase, dated January 16, 2014, and the related Letter of Transmittal, each as amended and supplemented.

The Offer expired at 9:30 a.m., New York City time, on February 14, 2014. According to Computershare Trust Company, N.A., the depositary for the Offer, as of the expiration of the Offer, a total of approximately 11,953,853 Shares were validly tendered (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) and not validly withdrawn in the Offer, representing approximately 68% of the Shares outstanding. Merger Sub accepted Shares that were validly tendered and not validly withdrawn for payment pursuant to the terms of the Offer and paid for all Shares that were validly tendered and not validly withdrawn promptly. On February 14, 2014, Merger Sub and the Company issued a press release announcing that Merger Sub accepted for payment all Shares that were validly tendered and not validly withdrawn prior to the expiration of the Offer in accordance with the terms of the Offer, and that Merger Sub exercised the Top-Up Option (as defined below) and purchased the Top-Up Shares (as defined below).

Parent completed its acquisition of the Company through the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger and becoming an indirect wholly owned subsidiary of Parent (the “Merger”), in accordance with the short-form merger provisions of the Kansas General Corporation Code (the “KGCC”). On February 14, 2014, Merger Sub filed a Certificate of Ownership and Merger with the Secretary of State of the State of Kansas. The Merger became effective on February 14, 2014 (the “Effective Time”). Also on February 14, 2014, Merger Sub and the Company issued a press release announcing the consummation of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The total cost to acquire all outstanding Shares pursuant to the Offer and the Merger was approximately $947 million. The source of the funds for the acquisition of the Company was provided by committed equity capital contributed by Holdings Partnership, an affiliate of Apollo Management VIII, L.P., pursuant to an equity commitment letter delivered by Holdings Partnership to Parent in connection with the execution of the Merger Agreement, as well as the Senior Facilities and the Interim Loan Agreement.

The foregoing description of the Merger Agreement and related transactions does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this report and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

In order to complete the Merger, on February 14, 2014, following the expiration of the Offer, Merger Sub exercised its option pursuant to Section 1.4 of the Merger Agreement (the “Top-Up Option”) to purchase directly from the Company, at the Offer Price, a number of newly issued shares of Common Stock (the “Top-Up Shares”) equal to the number of shares of Common Stock that, when added to the number of shares of Common Stock held by Parent and Merger Sub at the time of such exercise, constituted one share more than 90% of the total shares of Common Stock then outstanding on a fully diluted basis immediately after the issuance of the Top-Up Shares pursuant to the Top-Up Option.

Accordingly, the Company issued 38,277,866 Top-Up Shares to Merger Sub, at a price per Share of $54.00. The aggregate consideration of $2,067,004,764.00 for the Top-Up Shares was provided (i) in part by committed equity capital contributed by Holdings Partnership, paid in cash, as described in more detail above, and (ii) in part by a promissory note from Merger Sub payable to the Company in the amount of $2,063,176,977.40, which matures on February 14, 2015.

The Top-Up Shares were issued in reliance upon an exemption from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering.

Item 3.03.	Material Modification to Rights of Security Holders.

Immediately prior to the time the Company accepted the Shares for payment in the Offer (the “Acceptance Time”), the Rights expired in accordance with their terms without any payment in respect thereof.

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Common Stock owned by Parent, Merger Sub or the Company or by stockholders who have validly exercised their appraisal rights under Section 17-6712 of the KGCC), was canceled and converted into the right to receive the Offer Price in cash, without interest and subject to applicable withholding tax. At the Effective Time, holders of Shares ceased to have any rights as holders of Shares (other than their right to receive the Offer Price) and accordingly no longer have any interest in the Company’s future earnings or growth.

Item 5.01.	Changes in Control of Registrant.

On February 14, 2014, in accordance with the Merger Agreement and the Company’s bylaws, prior to the Acceptance Time, (i) Richard M. Frank, General (ret) Tommy Franks, Michael H. Magusiak, Tim T. Morris, Cynthia Pharr Lee and Walter Tyree resigned from the Board of Directors of the Company (the “Board”), effective as of the Acceptance Time, and (ii) the members of the Board elected Marc Becker, James P. Chambers, Daniel E. Flesh, Neil Mehta, Lance A. Milken, Scott I. Ross and Aaron Stone to the Board as directors of the Company by unanimous consent, effective as of the Acceptance Time. Each of Messrs. Ross, Milken, Chambers, Flesh, Mehta, Stone and Becker has advised the Company that, to the best of his knowledge, he is not currently a director of, and does not hold any position with, the Company or any of its subsidiaries. Each of Messrs. Ross, Milken, Chambers, Flesh, Mehta, Stone and Becker has further advised the Company that, to the best of his knowledge, neither he nor any of his immediate family members (i) has a familial relationship with any directors, other nominees or executive officers of the Company or any of its subsidiaries or (ii) has been involved in any transactions with the Company or any of its subsidiaries, in each case, that are required to be disclosed pursuant to the rules and regulations of the SEC, except as disclosed herein and in the Schedule 14F-1 which was filed by the Company with the SEC on February 4, 2014 (the “Schedule 14F-1”).

Also on February 14, 2014, in accordance with the Company’s bylaws, following the Acceptance Time but prior to the Effective Time, Marc Becker, Neil Mehta, Louis P. Neeb, Aaron Stone, Bruce M. Swenson and Raymond E. Wooldridge resigned from the Board, effective as of the Effective Time.

Biographical and other information with respect to Messrs. Becker, Chambers, Flesh, Mehta, Milken, Ross and Stone has been previously disclosed in the Schedule 14F-1 filed on February 4, 2014, and is incorporated herein by reference.

The information set forth under Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.01.

Item 7.01.	Regulation FD Disclosure.

On February 14, 2014, the Company priced $255 million aggregate principal amount of its 8.000% Senior Notes due 2022 (the “Notes”) at an issue price of 100%. The Notes have been offered in a private offering that is exempt from registration under the Securities Act of 1933, as amended.

The Notes will mature on February 15, 2022 and will be guaranteed by each of the Company’s existing and future direct and indirect material, wholly owned domestic subsidiaries that guarantee the Senior Facilities. The Company intends to use the proceeds from the sale of the Notes to repay in full the senior unsecured interim loans under the Interim Loan Agreement described above. The offering of the Notes is expected to close on February 19, 2014.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of January 15, 2014, by and among Queso Holdings Inc., Q Merger Sub Inc. and CEC Entertainment, Inc. (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2014).

99.1	Joint Press Release issued by Queso Holdings Inc., Q Merger Sub Inc. and CEC Entertainment, Inc. on February 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CEC ENTERTAINMENT, INC.

Date: February 14, 2014	By:	/s/ Jay Young
	Name:	Jay Young
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of January 15, 2014, by and among Queso Holdings Inc., Q Merger Sub Inc. and CEC Entertainment, Inc. (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2014).

99.1	Joint Press Release issued by Queso Holdings Inc., Q Merger Sub Inc. and CEC Entertainment, Inc. on February 14, 2014.